Exhibit 15.1

Awareness of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference on Form S-3ASR (Registration No. 333-223764) and the Registration Statements on Form S-8 (Registration Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708, 333-206160 and 333-234166) of Simmons First National Corporation (the Company) of our report dated May 7, 2020, included with the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

BKD, LLP

/s/ BKD, LLP

Little Rock, Arkansas
May 7, 2020